MBSB Announces Exclusive Worldwide Human Health Care License Rights to its External Wound Care Products

FORT WORTH, TX -- (MARKET WIRE) – 11/29/07 -- MB Software Corporation (OTCBB: MBSB) announced today that its wholly owned subsidiary Wound Care Innovations LLC has entered into enhanced agreements with the licensors of its wound care products under which the company now has the exclusive worldwide license to market and sell the current products and any new developed products for the human health care market for external wound care.

The company has been actively marketing the CellerateRx® brand of products within the United States to the human health care market and foresees even greater growth with this development. "We are very pleased with our enhanced agreements and believe they strengthen our ability to grow our company faster as we now have the ability to offer our products to the rest of the world," said Scott Haire, the company's Chairman. "These enhanced agreements coupled with our recent announcement of evidence-based studies on the Cellerate products will give us greater momentum going into 2008 and beyond."

The company's Vice president of Corporate Development, Cathy Bradshaw further noted, "our current Cellerate products are FDA cleared for marketing for all wounds except 3rd degree burns, and are effective in all wound phases and states. CellerateRX is peerless in its simplicity of use and application as an advanced therapy. It reduces the costs of wound care therapies and is safe, biocompatible and biodegradable. It is important to note that our product can be used with all other current wound care therapies. We continue to have great results with the product and now we will expand our sales efforts to the worldwide human health care arena."

CellerateRX is available in two forms, a powder and a gel, and both products feature HCPCS codes for reimbursement in the USA.

About MB Software Corporation:

MB Software Corporation (OTCBB: MBSB), with its corporate headquarters in Fort Worth, Texas, markets and distributes wound care products to the healthcare market under patented technology licensed to the Company. The Company is positioned and seeks to be a leading provider of wound care products. For more information on the Company please visit the Company's Website at www.CellerateRX.com .

"Safe Harbor" Statement: Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks and uncertainties detailed in the Company's SEC filings. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

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